UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 1, 2024, consolidated subsidiaries of American Oncology Network, Inc. (“AON” or the “Company”) acquired certain clinical and non-clinical assets of Central Georgia Cancer Care, P.C., (“CGCC”) from the CGCC shareholders (“Seller”) for consideration including i) a cash payment in the amount of $4.600 million at closing, ii) a Promissory Note in the amount of $6.400 million under which the terms require principal and interest payments in monthly installments over 60 months commencing May 1, 2024, and iii) a cash payment for the estimated value of acquired inventories at closing, subject to customary closing adjustments. The transaction (“CGCC Acquisition”) was determined to constitute a business combination in accordance with Accounting Standards Codification 805, Business Combinations (“ASC 805”) under generally accepted accounting principles in the United States (“U.S. GAAP”).

The unaudited pro forma condensed combined financial statements have been prepared in accordance with Article 11 of Regulation S-X under the Securities Act of 1933, as amended by the final rule, Release No.33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” and have been adjusted to include estimated transaction accounting adjustments which give effect to the CGCC Acquisition and the application of the acquisition method of accounting under U.S. GAAP. Under the acquisition method of accounting, the preliminary purchase price is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of the acquisition date, with any excess purchase price allocated to goodwill. The pro forma adjustments are based on preliminary estimates and currently available information and assumptions that AON’s management believes are reasonable. The notes to the unaudited pro forma condensed combined financial statements provide a discussion of how such adjustments were derived and presented in the unaudited pro forma condensed combined financial statements. Changes in facts and circumstances or discovery of new information may result in revised estimates. Actual results and valuations may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information..

The unaudited pro forma condensed combined financial statements and related notes as of and for the year ended December 31, 2023 have been derived from, and should be read in conjunction with:

(i)the historical audited consolidated financial statements of AON and accompanying notes included in AON’s Annual Report on Form 10-K for the year ended December 31, 2023; and
(ii)the historical audited financial statements of CGCC for the year ended December 31, 2023 as incorporated by reference.

The unaudited pro forma condensed balance sheet as of December 31, 2023 gives effect to the CGCC Acquisition as if it occurred on December 31, 2023. The unaudited pro forma condensed statement of operations for the year ended December 31, 2023 gives effect to the CGCC Acquisition as if it occurred on January 1, 2023.

The unaudited pro forma condensed combined financial statements are for illustrative and informational purposes only and are not intended to represent what AON’s results of operations or financial position would have been had the CGCC Acquisition occurred on the dates indicated, or what they will be for any future periods. The unaudited pro forma condensed combined financial statements do not reflect the realization of any expected cost savings, other synergies as a result of the acquisition, or integration costs.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the CGCC Acquisition

On April 1, 2024, consolidated subsidiaries of American Oncology Network, Inc. (“AON” or the “Company”) acquired certain clinical and non-clinical assets of Central Georgia Cancer Care, P.C., (“CGCC”) from the CGCC shareholders (“Seller”) for consideration including i) a cash payment in the amount of $4.600 million at closing, ii) a Promissory Note in the amount of $6.400 million under which the terms require principal and interest payments in monthly installments over 60 months commencing May 1, 2024, and iii) a cash payment for the estimated value of acquired inventories at closing, subject to customary closing adjustments (the “CGCC Acquisition”). CGCC provides treatment to patients with cancer and blood disorders at two practice locations in Macon, Georgia and Warner Robins, Georgia.

Note 2 – Basis of Presentation

The CGCC Acquisition is being accounted for as a business combination using the acquisition method of accounting under US GAAP, in accordance with the provisions of ASC 805, Business Combinations, (“ASC 805”) which requires assets acquired and liabilities assumed to be recorded at their acquisition date fair value. ASC 820, Fair Value Measurements, defines the term “fair value” as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” Fair value measurements can be highly subjective, and it is possible the application of reasonable judgement could develop different assumptions resulting in a range of alternative estimates using the same facts and circumstances.

As of the date of this Current Report, AON has completed the preliminary valuation studies necessary to determine the fair value of the CGCC assets to be acquired and the liabilities to be assumed and the related allocations of purchase price. The purchase price allocations are subject to further change if additional information is obtained. The Company intends to finalize the purchase price allocations as soon as practicable within the measurement period, but in no event later than one year following April 1, 2024 (the “Acquisition Date”). The final purchase price allocation may result in additional adjustments to the net assets acquired, including the residual amount allocated to goodwill during the measurement period. Transaction expenses related to the CGCC Acquisition were not material.

AON and CGCC’s historical financial statements were prepared in accordance with US GAAP. As discussed in Note 3, certain reclassifications were made to align CGCC’s historical financial statement presentation to AON’s financial statement presentation. Based on an analysis of AON and CGCC’s significant accounting policies, the Company has not identified any material differences in accounting policies that would have an impact on the unaudited pro forma condensed combined financial statements. As a result, the unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

As discussed in the historical audited consolidated financial statements of AON and accompanying notes included in AON’s Annual Report on Form 10-K for the year ended December 31, 2023, AON was party to a series of reorganization transactions which were completed on September 20, 2023 and were accounted for as a reverse capitalization in accordance with US GAAP. The transactions resulted in an umbrella partnership structure (frequently referred to as an “Up-C” structure) where pre-transaction owners (“Legacy AON Stockholders”) continue to own a non-controlling interest in a subsidiary of the surviving entity, AON. Accordingly, the unaudited pro forma condensed combined statement of operations reflects the net loss for the period from January 1 through September 20, 2023 allocated entirely to noncontrolling interest holders. Net loss for the period from September 21 through December 31, 2023 has been allocated between controlling and noncontrolling interest holders based on relative economic interests.

The unaudited pro forma condensed combined financial statements do not reflect any cost savings, operating synergies, revenue enhancements, integration costs, or realization of any income tax synergies and benefits. All amounts presented within these notes to the unaudited pro forma condensed combined financial statements are in thousands, except per share data.

Note 3 – Reclassification Adjustments to the CGCC Historical Reported Financial Data

Note 4 – Net Assets Retained by Seller

(a)The CGCC Acquisition excluded certain assets and liabilities of CGCC that were retained by the Seller in accordance with the contractual terms of the Asset Purchase Agreement. The following assets and liabilities have been adjusted from the historical financial statements of CGCC as Net Assets Retained by Seller in the accompanying unaudited pro forma condensed combined financial statements:

.

Note 5 – CGCC Acquisition and Acquisition Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

Estimate of Consideration Transferred

The unaudited pro forma condensed combined financial data reflects total consideration of the cash purchase price and a promissory note issued to the Seller. The promissory note was issued in the amount of $6,400 and includes monthly repayment of principal commencing on May 1, 2024 and continuing for the following 59 calendar months. Monthly payments are in an amount equal to i) $107 plus ii) the amount of interest accrued on the outstanding principal balance through the applicable payment date calculated at AON’s variable cost of borrowing for the calendar month immediately preceding such payment date. The note was recorded at its estimated fair value of $6,550 which represented 102.39% of face value as the stated rate was lower than fair value.

Preliminary Purchase Price Allocation

The following preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet.

(1)The inventory balance represents the carrying value as of December 31, 2023 which the Company believes approximates fair value.

(2)Management determined the applicable fair values for any acquired intangible assets utilizing the relief-from-royalty method, a commonly accepted valuation technique which is an application of the income approach. The estimated useful lives are based on AON’s historical experience and expectations as to the duration of time a market participant would expect to realize benefits from those assets. The estimated useful life assigned to the trade names is ten years.

(3)See pro forma adjustment (c) below for adjustments to the unaudited pro forma condensed combined balance sheet relating to lease.

Pro Forma Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)Represents the cash consideration paid to the Seller in accordance with the terms of the Asset Purchase Agreement as follows:

(b) The Company preliminarily assessed the fair value of the property and equipment at the Acquisition Date and determined the fair value was de minimis. Accordingly, no value has been assigned to property and equipment in purchase accounting.

(c)CGCC is the lessee in two operating leases related to practices in Macon and Warner Robins, Georgia. ASC 842, Leases, requires an acquiree who is a lessee in a business combination to remeasure lease assets and lease liabilities as if the lease were a new lease at the acquisition date, including assessment of renewal options. The Company considered the following in estimating its preliminary adjustments in purchase accounting:

Macon

The Macon lease includes a lessor option to terminate the lease effective May 2, 2025. Periods covered by an option to extend (or not to terminate) the lease where exercise of the option is controlled by the lessor are included in the lease term. Upon closing of the CGCC Acquisition, the lessor advised CGCC of their intentions to terminate the lease effective May 2, 2025. Accordingly, the Company has estimated its remeasurement of the lease asset and lease liabilities assuming termination on May 2, 2025 assuming an incremental borrowing rate of 6.8%.

Warner Robins

The Warner Robins lease originally included a ten-year lessee renewal option period that was not included in the lease term at inception of the lease. Based on reassessment of the lease at the Acquisition Date, AON determined it was more likely than not that AON would exercise the renewal option. Accordingly, AON recorded the following remeasurement adjustments based assuming an incremental borrowing rate of 7.2%:

Total lease adjustments for the two operating leases are as follows:

(d)Represents the purchase accounting adjustment for intangible assets and goodwill based on the acquisition method of accounting as follows:

At December 31, 2023, AON presented goodwill and intangible assets in its historical financial statements in a single line item caption on the balance sheet titled “Goodwill and intangibles, net” in the amount of $1,230. Beginning with its quarterly financial statements for the period ended June 30, 2024, AON has separated Goodwill and Intangibles, net into separate financial statement line items. The historical AON financial statements have been reclassified to reflect this change in presentation. At December 31, 2023, the entire balance of $1,230 was attributable to goodwill.

(e)Represents the fair value of the promissory note issued to the Seller as part of the fair value of consideration transferred.

(f)Represents adjustments to shareholders’ equity to eliminate the historical retained earnings of CGCC.

Note 6 – Acquisition Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

(a)Represents the amortization of trade names intangibles assets related to the Acquisition of CGCC over a 10-year period as if the CGCC Acquisition occurred on January 1, 2023 offset by the removal of historical depreciation expense on property and equipment assigned a zero value in purchase accounting.

(b) Represents the interest expense (including amortization of loan premium) on the Seller’s promissory note as if the CGCC Acquisition occurred on January 1, 2023. Interest expense was calculated at an effective interest rate of approximately 6.7% for the year ended December 31, 2023 based on the Company’s monthly incremental borrowing rate.

(c) Represents the elimination of interest income earned on cash and cash equivalents retained by Seller. Management believes interest income earned on cash used to fund the acquisition was immaterial and accordingly has not made any further adjustment.

(d) Represents the elimination of equity in earnings from the joint venture investment retained by Seller.

(e)CGCC was taxed as a Subchapter S corporation which is generally not subject to corporate income taxes as the net income or loss is reported on the individual tax returns of the shareholders. CGCC and its shareholders elected to pay state income taxes at the entity level. This adjustment represents the elimination of the state income tax provision as the results of CGCC would be included in the consolidated income tax returns of AON.

Given AON’s recent history of net losses and its full valuation allowance position, AON assumed an effective tax rate of 0%. Accordingly, the pro forma adjustments to the condensed combined statement of operations resulted in no additional income tax adjustment to the unaudited pro forma condensed combined financial statements. The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had CGCC and AON filed consolidated income tax returns during the annual period presented.

(f)Noncontrolling interest - For the period January 1, 2023 through September 20, 2023, the pro forma accounting adjustments have been allocated to Net income (loss) and noncontrolling interest attributable to Legacy AON Stockholders prior to the reverse recapitalization in the unaudited pro forma condensed combined statement of operations based on the number on the number of days prior to the reverse recapitalization to the total days in the fiscal year.
For the period September 21, 2023 through December 31, 2023, the pro forma accounting adjustments were allocated to the Class A Common Stockholders based on an absorption of 19.2% of the net loss to noncontrolling interest and reflects the Legacy AON Stockholders’ absorption of 80.8% of the net losses of American Oncology Network, LLC (“AON LLC”). The absorption percentages are based on actual rates for the period ended December 31, 2023.

Note 7 – Net Loss Per Share

The following table sets forth the pro forma basic and diluted net loss per share attributable to Class A Common Stockholders using the historical weighted average shares outstanding of AON as no additional shares were issued in connection with the CGCC Acquisition.

The following details the securities that have been excluded from the calculation of weighted-average shares for diluted loss per share for the period presented as they were anti-dilutive.

10